MDU Resources’ 2007 Earnings Grow 37 Percent to Record Level

BISMARCK, N.D. – Jan. 25, 2008 – MDU Resources Group, Inc. (NYSE:MDU) announced record financial results for the year ended Dec. 31, 2007, with consolidated earnings of $431.4 million, compared to $315.1 million for 2006. Earnings per common share, diluted, were $2.36, compared to $1.74 for 2006.

Highlights for 2007

•	Earnings per common share increased 36 percent to $2.36.
•	Record consolidated earnings of $431.4 million, up from $315.1 million.
•	Reiterates earnings guidance for 2008 of $1.65 to $1.90 per common share.

MDU Resources’ earnings before discontinued operations were $322.1 million, compared to $307.1 million for 2006. Earnings per common share, diluted, before discontinued operations were $1.76, compared to $1.69 in 2006.

Consolidated earnings for the fourth quarter of 2007 were $94.6 million, compared to $82.4 million for fourth quarter 2006. Earnings per common share, diluted, were 52 cents, 16 percent higher compared to 45 cents for fourth quarter 2006.

“We had a very strong year, and our exceptional results are a testament to the hard work and dedication of our employees,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Our construction services, utility, and pipeline and energy services businesses all ended the year with record earnings, and our exploration and production business had only a slight decline from record 2006 earnings. The construction materials business experienced a drop in sales volumes largely related to declining housing markets, but our overall record results continue to demonstrate the value of our business diversification strategy.”

MDU Resources’ construction services group of companies earned 57 percent more in 2007 than its record earnings in 2006. Construction workloads and margins increased, as did equipment sales and rentals. The construction services operations have a record backlog heading into 2008.

MDU Resources’ combined electric and natural gas distribution segments also had a record year. Electric operations increased earnings by 23 percent while the natural gas distribution operations more than doubled earnings. This increase is due to earnings from Cascade Natural Gas Corp., which was acquired in July, as well as higher retail sales volumes and energy-related services margins. The growing contribution of earnings and cash flows from the company’s regulated utility operations helps to support its strong track record of paying dividends to shareholders and provides a base of operational stability.

The natural gas and oil exploration and production operations saw a slight decline in year-to-year earnings. Increases in production and oil prices were offset by higher depreciation, depletion and amortization and higher lease operating expenses. The outlook for this group includes a number of opportunities with the pending acquisition of 97 billion cubic feet equivalent of proved reserves in East Texas, as well as exploratory efforts on the company’s approximate 75,000 net acres in the Bakken oil play in North Dakota and leaseholds in the Paradox Basin in Utah.

Higher total throughput, including more natural gas moved off system, helped MDU Resources’ pipeline and energy services segment reach record results. An increase in storage services revenues and gathering rates also had a positive impact on earnings. Higher operation and maintenance expenses somewhat offset earnings growth as did the absence of a 2006 $4.1 million benefit from the resolution of a rate proceeding.

The slowdown in residential construction created a challenging year for MDU Resources’ construction materials operations, resulting in lower product volumes and margins as well as construction margins. Higher margins on asphalt and related products, lower operating costs and earnings from acquisitions helped to counter the decline in sales.

“2007 was a great year for MDU Resources. We provided significant value for our shareholders with a total one-year return of 10 percent and a five-year compound annual return of 22 percent,” Hildestad said. “We’re looking forward to continuing to provide shareholder value with another strong year in 2008.”

The company will host a webcast at 1 p.m. EST today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A replay will be available. An audio replay also will be available by calling (800) 642-1687, or (706) 645-9291 for international callers. The conference ID is 30212387.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *
Financial Contacts:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media Contact:
Rick Matteson, director of communications and public affairs, (701) 530-1700

Annual Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from targeted growth, revenue and earnings projections.

Business Line	2007 Earnings (In Millions)	2006 Earnings (In Millions)
Energy
Natural gas and oil production	$142.5	$145.7
Pipeline and energy services	31.4	32.1
Construction Materials and Contracting*	77.0	85.7
Utility Resources
Construction services	43.8	27.8
Electric and natural gas distribution	31.7	20.1
Other**	(4.3)	(4.3)
Earnings before discontinued operations	322.1	307.1
Income (loss) from discontinued operations,
net of tax:
Pipeline and energy services	.1	(2.1)
Other**	109.2	10.1
Earnings on common stock	$431.4	$315.1
*   Formerly Construction Materials and Mining
** Includes the independent power production business

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2008, diluted, are projected in the range of $1.65 to $1.90. The company expects the percentage of 2008 earnings per common share, diluted, by quarter to be in the following approximate ranges:

o	First quarter – 15 percent to 20 percent
o	Second quarter – 20 percent to 25 percent
o	Third quarter – 30 percent to 35 percent
o	Fourth quarter – 25 percent to 30 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•
Capital expenditures for 2007, including $475 million for the Cascade acquisition, and estimated capital expenditures for 2008, are noted as follows. Estimated capital expenditures for 2008 include the pending acquisition of natural gas production assets in East Texas for approximately $235 million.

Business Line	Capital Expenditures 2007 Actual (In Millions)	Capital Expenditures 2008 Estimated (In Millions)
Natural gas and oil production	$284	$605
Pipeline and energy services	39	53
Construction materials and contracting	190	110
Construction services	18	19
Electric	91	95
Natural gas distribution	500	65
Other	2	1
Net proceeds	(25)	(7)
Net capital expenditures before discontinued operations	1,099	941
Discontinued operations	(548)	---
Total Capital Expenditures	$551	$941

Energy

Natural Gas and Oil Production

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$97.7	$92.2	$374.1	$373.9
Oil	47.9	25.4	140.1	103.4
Other	.2	1.4	.6	6.7
	145.8	119.0	514.8	484.0
Operating expenses:
Purchased natural gas sold	---	1.4	.3	6.6
Operation and maintenance:
Lease operating costs	18.1	14.5	66.9	52.8
Gathering and transportation	5.5	4.4	20.4	18.3
Other	8.3	8.0	34.6	31.9
Depreciation, depletion and amortization	34.7	28.7	127.4	106.8
Taxes, other than income:
Production and property taxes	10.1	8.8	36.7	35.2
Other	.2	(.1)	.8	.6
	76.9	65.7	287.1	252.2
Operating income	68.9	53.3	227.7	231.8
Earnings	$43.5	$38.4	$142.5	$145.7

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Production by commodity:
Natural gas (MMcf)	16,262	15,855	62,798	62,062
Oil (MBbls)	655	566	2,365	2,041
Total Production (MMcfe)	20,189	19,253	76,988	74,307
Average realized prices (including hedges):
Natural gas (per Mcf)	$6.01	$5.82	$5.96	$6.03
Oil (per barrel)	$73.14	$44.76	$59.26	$50.64
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$5.43	$5.33	$5.37	$5.62
Oil (per barrel)	$74.06	$45.82	$59.53	$51.73
Production costs, including taxes, per net equivalent Mcf:
Lease operating costs	$.90	$.75	$.87	$.71
Gathering and transportation	.27	.23	.26	.25
Production and property taxes	.50	.46	.48	.47
	$1.67	$1.44	$1.61	$1.43

	2007		2006
	Natural Gas	Oil	Natural Gas	Oil
	(MMcf/MBbls)
Production by region:
Rocky Mountain	48,832	1,287	47,879	1,172
Mid-Continent/Gulf States	9,602	727	8,513	560
Offshore Gulf of Mexico	4,364	351	5,670	309

Earnings at this segment were $142.5 million for 2007, compared to $145.7 million for 2006. Combined natural gas and oil production increased 4 percent and average realized oil prices increased 17 percent. These positive variances were offset by higher depreciation, depletion and amortization expenses, higher lease operating expenses and slightly lower realized natural gas prices. Lease operating expenses increased as a result of higher water treatment costs in the coalbed properties, as well as higher costs associated with the Big Horn properties acquired in May 2006 and higher service-related costs.

Fourth quarter earnings were $43.5 million, compared to $38.4 million for the same period in 2006. Combined natural gas and oil production increased 5 percent, average realized oil prices increased 63 percent and average realized natural gas prices increased 3 percent. These increases were partially offset by higher depreciation, depletion and amortization expenses and higher lease operating expenses. Also, fourth quarter 2006 results reflect the favorable resolution of certain tax matters and related interest income in the amount of $4.5 million (after tax).

The company’s combined proved natural gas and oil reserves as of Dec. 31 were 707 Bcfe, which included 110 Bcfe of reserve additions and 27 Bcfe of negative reserve revisions.

The company recently signed a purchase and sale agreement to acquire natural gas properties in East Texas. These properties include 97 Bcfe of proved reserves with additional unproved reserve potential. Current net production from these assets is approximately 17.5 million cubic feet equivalent per day. The purchase price for these properties is $235 million, or $2.42 per thousand cubic feet equivalent of proved reserves, subject to accounting and purchase price adjustments customary with acquisitions of this type. The effective date of the acquisition is Jan. 1, with closing expected by Jan. 31.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company expects a combined natural gas and oil production increase in 2008 in the range of 12 percent to 16 percent over 2007 levels. Meeting these targets will depend on the timely receipt of regulatory approvals, the success of exploration activities and successful completion of the acquisition of natural gas production assets in East Texas.

•
The company expects to participate in more than 375 wells in 2008. Specifically, in the Rocky Mountain Region, the company expects to drill approximately 240 operated wells (approximately 195 net wells) in the areas of Baker, Bowdoin, Powder River Basin coalbed and Big Horn Basin, and to participate in 30 or more wells in the Bakken and Paradox Basin areas, dependent upon success. Also included in the 375 wells are 25 wells to further develop the properties associated with the acquisition of natural gas production assets in East Texas.

•
The company is pursuing exploratory drilling in the Bakken play in North Dakota and the Paradox Basin in Utah. Its acreage position in the Bakken play includes approximately 75,000 net acres in Mountrail and Burke counties. The first well is scheduled for completion in February. The company’s first well in the Paradox Basin began producing in mid-November. The company owns approximately 57,000 net acres in the Paradox Basin.

•	The company is pursuing continued reserve growth through the further exploitation of its existing properties, exploratory drilling and acquisitions of properties.
•	Earnings guidance reflects estimated natural gas prices for February through December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$6.75 to $7.25
NYMEX	$7.25 to $7.75
CIG	$5.50 to $6.00

During 2007, more than three-fourths of natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for February through December in the range of $75 to $80 per barrel.
•
For 2008, the company has hedged approximately 30 percent to 35 percent of its estimated natural gas production and less than 5 percent of its estimated oil production. For 2009, the company has hedged less than 5 percent of its estimated natural gas production. The hedges that are in place as of Jan. 24 for 2008 and 2009 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	1/08 - 3/08	910,000	$8.00-$8.75
Natural Gas	Ventura	1/08 - 3/08	364,000	$9.01
Natural Gas	Ventura	1/08 - 3/08	910,000	$9.35
Natural Gas	CIG	1/08 - 3/08	910,000	$7.00-$7.79
Natural Gas	CIG	1/08 - 3/08	910,000	$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.05
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.45
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.50-$8.70
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$8.005
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.00-$8.45
Natural Gas	Ventura	1/08 - 12/08	1,830,000	$7.50-$8.34
Natural Gas	Ventura	1/08 - 12/08	3,294,000	$8.55
Natural Gas	NYMEX	1/08 - 12/08	1,830,000	$7.50-$10.15
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.75-$7.04
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.35
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.41
Natural Gas	Ventura	11/08 - 12/08	610,000	$8.85
Natural Gas	Ventura	1/09 - 12/09	1,460,000	$7.90-$8.54
Crude Oil	NYMEX	1/08 - 12/08	73,200	$67.50-$78.70

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Pipeline and Energy Services

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Dollars in millions)
Operating revenues:
Pipeline	$35.8	$28.3	$124.4	$102.8
Energy services	83.5	82.6	322.7	340.9
	119.3	110.9	447.1	443.7
Operating expenses:
Purchased natural gas sold	75.5	74.8	291.7	311.0
Operation and maintenance	17.9	14.4	65.6	52.8
Depreciation, depletion and amortization	5.6	(1.6)	21.7	13.3
Taxes, other than income	1.9	1.9	10.1	9.5
	100.9	89.5	389.1	386.6
Operating income	18.4	21.4	58.0	57.1
Income from continuing operations	10.3	12.6	31.4	32.1
Income (loss) from discontinued operations, net of tax	(.1)	.1	.1	(2.1)
Earnings	$10.2	$12.7	$31.5	$30.0
Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	7.6	8.4	29.3	31.0
Other	27.8	24.5	111.5	99.9
	35.4	32.9	140.8	130.9
Gathering volumes (MMdk)	24.2	22.3	92.4	87.1
* A public utility division of the company

The pipeline and energy services segment reported record earnings of $31.5 million for 2007, compared to $30 million for 2006. Total throughput increased 7 percent, including a 59 percent increase in volumes transported off system as well as higher gathering volumes. Higher storage services revenues and higher gathering rates also added to the increase. Partially offsetting the increase were higher operation and maintenance expenses. The 2006 results reflect the benefit from the resolution of a rate proceeding in the amount of $4.1 million (after tax), which is reflected as a reduction to depreciation, depletion and amortization expense.

Earnings for fourth quarter 2007 were $10.2 million, compared to $12.7 million for fourth quarter 2006. The decrease is the result of the absence of the rate proceeding resolution benefit mentioned above, partially offset by an 8 percent increase in total throughput.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Based on anticipated demand, incremental expansions to the Grasslands Pipeline are forecasted over the next few years. Through additional compression, the pipeline firm capacity could ultimately reach 200,000 Mcf per day, an increase from the current firm capacity of 138,000 Mcf per day.

•	In 2008, total gathering and transportation throughput is expected to be slightly higher than 2007 record levels.

Construction Materials and Contracting

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Dollars in millions)
Operating revenues	$438.8	$490.8	$1,761.5	$1,877.0
Operating expenses:
Operation and maintenance	382.2	426.6	1,483.5	1,593.7
Depreciation, depletion and amortization	26.7	24.0	95.8	88.7
Taxes, other than income	10.1	8.1	43.6	38.5
	419.0	458.7	1,622.9	1,720.9
Operating income	19.8	32.1	138.6	156.1
Earnings	$10.9	$16.8	$77.0	$85.7
Sales (000's):
Aggregates (tons)	9,247	11,214	36,912	45,600
Asphalt (tons)	1,627	1,915	7,062	8,273
Ready-mixed concrete (cubic yards)	1,039	1,197	4,085	4,588

The construction materials and contracting segment reported earnings of $77 million for 2007, compared to record earnings a year ago of $85.7 million. Product volumes and margins as well as construction margins were lower, largely the result of the slowdown in the residential construction sector. Product volumes from existing operations decreased 14 percent to 20 percent. Partially offsetting these items were higher margins from asphalt and related products, lower operating costs from the implementation of cost-reduction strategies and earnings from acquisitions.

Fourth quarter earnings were $10.9 million, compared to $16.8 million for the same period in 2006. Product volumes and margins as well as construction margins were lower. Product volumes from existing operations decreased 15 percent to 25 percent. Partially offsetting the unfavorable variances were lower general and administrative expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
A key long-term strategic objective is to further expand, through acquisitions, the company’s presence in the higher-margin materials business, including rock, sand, gravel, liquid asphalt, ready-mix concrete and related products, which would complement and expand on the company’s expertise.

•
The cyclical impact resulting from the downturn in the residential housing sector is expected to be lessened by a continued emphasis on operational improvement strategies. In addition, ongoing efforts to increase margin are being pursued through the execution of national purchasing accounts for equipment, parts and commodities such as liquid asphalt, diesel fuel, cement and other materials, as well as negotiation of contract price escalation provisions.

•	The company anticipates margins in 2008 to be comparable to 2007.
•	Work backlog as of Dec. 31 was approximately $462 million, compared to $483 million at Dec. 31, 2006.
•
The company has 1.2 billion tons of strategically located aggregate reserves, a key element of its vertical integration strategy. The company is actively pursuing opportunities to grow its reserve base.

Utility Resources

Construction Services

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In millions)
Operating revenues	$309.3	$258.3	$1,103.2	$987.6
Operating expenses:
Operation and maintenance	279.3	236.5	979.7	892.7
Depreciation, depletion and amortization	3.8	4.5	14.3	15.4
Taxes, other than income	8.9	9.3	33.7	28.8
	292.0	250.3	1,027.7	936.9
Operating income	17.3	8.0	75.5	50.7
Earnings	$9.9	$4.5	$43.8	$27.8

The construction services segment had record earnings of $43.8 million, a 57 percent increase over the previous year’s $27.8 million, on revenue growth of 12 percent. This increase reflects higher construction workloads and margins as well as continued expansion of equipment sales and rentals. The construction services business has record backlog that is 57 percent higher than a year ago.

Earnings for the fourth quarter were $9.9 million, more than double fourth quarter 2006 earnings. This increase reflects higher construction workloads and margins.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2008 to be slightly lower than 2007.
•	The company continues to focus on costs and efficiencies to enhance margins.
•	Work backlog as of Dec. 31 was approximately $827 million, compared to $527 million at Dec. 31, 2006.

Electric and Natural Gas Distribution

Electric
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenues	$47.7	$48.2	$193.4	$187.3
Operating expenses:
Fuel and purchased power	16.7	16.2	69.6	67.4
Operation and maintenance	16.1	16.9	61.7	62.8
Depreciation, depletion and amortization	5.7	5.4	22.5	21.4
Taxes, other than income	1.5	1.6	7.9	8.0
	40.0	40.1	161.7	159.6
Operating income	7.7	8.1	31.7	27.7
Earnings	$4.7	$4.4	$17.7	$14.4
Retail sales (million kWh)	656.2	655.2	2,601.7	2,483.2
Sales for resale (million kWh)	35.2	60.0	165.6	484.0
Average cost of fuel and purchased power per kWh	$.023	$.023	$.025	$.022

Natural Gas Distribution

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Dollars in millions, where applicable)
Operating revenues	$252.8	$122.5	$533.0	$352.0
Operating expenses:
Purchased natural gas sold	178.3	77.0	372.2	259.5
Operation and maintenance	30.7	32.6	88.5	68.4
Depreciation, depletion and amortization	7.0	2.5	19.0	9.8
Taxes, other than income	11.3	1.2	20.4	5.6
	227.3	113.3	500.1	343.3
Operating income	25.5	9.2	32.9	8.7
Earnings	$13.0	$5.2	$14.0	$5.7
Volumes (MMdk):
Sales	24.6	12.6	53.0	34.5
Transportation	25.7	4.3	54.7	14.1
Total throughput	50.3	16.9	107.7	48.6
Degree days (% of normal)*
Montana-Dakota	92.8%	93.5%	92.9%	86.7%
Cascade	101.7%	---	101.7%	---
Average cost of natural gas, including transportation, per dk**
Montana-Dakota	$5.12	$6.11	$6.00	$7.51
Cascade	$7.80	---	$7.75	---

  * Degree days are a measure of the daily temperature-related demand for energy for heating.
** Regulated natural gas sales only.
Note: Cascade was acquired on July 2, 2007.

The combined utility businesses reported record earnings of $31.7 million, compared to earnings of $20.1 million for 2006. Contributing to the earnings increase was the July acquisition of Cascade, higher retail sales volumes and higher energy-related services margins.

For the fourth quarter, earnings were $17.7 million, compared to $9.6 million for fourth quarter 2006. The increase is from the Cascade acquisition.

Bruce T. Imsdahl, president and chief executive officer of Montana-Dakota, plans to retire June 5 after a 38-year career with the utility. He also will retire from his positions as president and chief executive officer of Great Plains Natural Gas Co. and chief executive officer of Cascade. David L. Goodin, a career-long company employee and president of Cascade, has been named to succeed Imsdahl as president of all three utilities effective March 1.

In late December, the company brought on line newly constructed wind-powered electric generation near Baker, Mont. The project includes 13, 1.5-megawatt wind turbines and is expected to be rate based. All 13 turbines are expected to be energized and commissioned by Jan. 31.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity and rate base. A final decision on the Big Stone II project will be made when major permits are issued and certain regulatory approvals are obtained, which is expected by mid-to-late 2008. The plant is projected to be completed in 2013. The company anticipates it would own at least 116 MW of this plant or other generation sources.

•
In July, Montana-Dakota filed an electric rate case with the Montana Public Service Commission requesting an increase of $7.8 million annually, or approximately 22 percent above current rates. The company requested a fuel and purchased power tracking adjustment and an off-system sales margin sharing adjustment. The company also requested an interim increase of $3.9 million annually. In December, an interim increase of $3.4 million annually, subject to refund, was approved by the commission. Negotiation to reach a potential settlement is ongoing. A final order is expected by May 2008.

•	This business continues to pursue expansion of energy-related services and expects continued strong customer growth in Washington and Oregon.

Other

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Dollars in millions)
Operating revenues	$2.7	$2.2	$10.0	$8.1
Operating expenses:
Operation and maintenance	3.9	5.4	15.9	15.4
Depreciation, depletion and amortization	.2	.2	1.2	1.2
Taxes, other than income	---	.4	.2	.6
	4.1	6.0	17.3	17.2
Operating loss	(1.4)	(3.8)	(7.3)	(9.1)
Income (loss) from continuing operations	2.4	(2.4)	(4.3)	(4.3)
Income from discontinued operations, net of tax	---	2.8	109.2	10.1
Earnings	$2.4	$.4	$104.9	$5.8

In July, the company closed on the sale of its domestic independent power production business consisting of Centennial Power, Inc. and Colorado Energy Management, LLC to Bicent Power LLC (fka Montana Acquisition Company LLC). Earnings for the year were $104.9 million including a $91.5 million (after tax) gain on the sale of the domestic independent power production business.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of quantities of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or the regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In millions, except per share amounts) (Unaudited)
Operating revenues	$1,232.7	$1,065.9	$4,247.9	$4,004.6
Operating expenses:
Fuel and purchased power	16.7	16.2	69.6	67.4
Purchased natural gas sold	177.4	74.0	377.4	269.0
Operation and maintenance	754.7	752.5	2,788.5	2,761.8
Depreciation, depletion and amortization	83.7	63.7	301.9	256.6
Taxes, other than income	44.0	31.2	153.4	126.8
	1,076.5	937.6	3,690.8	3,481.6
Operating income	156.2	128.3	557.1	523.0
Earnings from equity method investments	1.7	1.9	19.6	10.9
Other income	2.7	2.4	8.3	12.1
Interest expense	18.3	18.7	72.2	72.1
Income before income taxes	142.3	113.9	512.8	473.9
Income taxes	47.5	34.2	190.0	166.1
Income from continuing operations	94.8	79.7	322.8	307.8
Income (loss) from discontinued operations, net of tax	(.1)	2.9	109.3	8.0
Net income	94.7	82.6	432.1	315.8
Dividends on preferred stocks	.1	.2	.7	.7
Earnings on common stock	$94.6	$82.4	$431.4	$315.1

Earnings per common share -- basic
Earnings before discontinued operations	$.52	$.44	$1.77	$1.70
Discontinued operations, net of tax	---	.02	.60	.05
Earnings per common share -- basic	$.52	$.46	$2.37	$1.75
Earnings per common share -- diluted
Earnings before discontinued operations	$.52	$.44	$1.76	$1.69
Discontinued operations, net of tax	---	.01	.60	.05
Earnings per common share -- diluted	$.52	$.45	$2.36	$1.74
Dividends per common share	$.1450	$.1350	$.5600	$.5234
Weighted average common shares outstanding – basic	182.4	180.9	181.9	180.2
Weighted average common shares outstanding –diluted	183.3	182.1	182.9	181.4

	December 31,
	2007	2006
	(Unaudited)

Other Financial Data
Book value per common share	$13.80	$11.88
Dividend yield (indicated annual rate)	2.1%	2.1%
Price/earnings ratio*	11.7x	14.7x
Market value as a percent of book value	200.1%	215.8%
Return on average common equity*	18.5%	15.6%
Total assets**	$5.6	$4.9
Total equity**	$2.5	$2.2
Total debt**	$1.3	$1.3
Capitalization ratios:
Common equity	66%	63%
Total debt	34	37
	100%	100%

  * Represents 12 months ended
** In billions